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                                                                    EXHIBIT 10.y

                            THREE FIVE SYSTEMS, INC.
                   AMENDED AND RESTATED DIRECTORS' STOCK PLAN
                        (AMENDED AS OF JANUARY 27, 2000)

SECTION 1.  ADOPTION AND PURPOSE

            (a) ADOPTION. On January 29, 1998, the Board of Directors (the "Board") of Three-Five Systems, Inc., a Delaware corporation (the "Company"), adopted the Director's Stock Plan (the "Original Plan"). The Original Plan did not require stockholder approval because it used the Company's available treasury shares of Common Stock. On January 27, 2000, the Board adopted certain amendments to the Original Plan because the Company's available treasury shares were issued in the equity offering in September 1999 and, consequently, no shares remained in the Original Plan. The amended and restated Plan must be approved by the stockholders of the Company within one year of the date of its adoption by the Board. The amended and restated Plan shall be known as the Three-Five Systems, Inc. Amended and Restated Directors' Stock Plan (the "Plan").

            (b) PURPOSE. The purpose of the Three Five Systems, Inc. Directors' Stock Plan is to further strengthen the alignment of interests between members of the Board of Three Five Systems, Inc. and the Company's stockholders through the increased ownership by non-employee members of the Board ("Participants") of shares of the Company's common stock ("Common Stock"). This will be accomplished by requiring Participants to receive a portion of their fees for services as a Director in shares of Common Stock.

SECTION 2.  ADMINISTRATION

The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall have sole and complete authority to construe and interpret the Plan; to establish, amend and rescind appropriate rules and regulations relating to the Plan; to administer the Plan; and to take all such steps and make all such determinations in connection with the Plan as it may deem necessary or advisable to carry out the provisions and intent of the Plan. All determinations of the Board shall be by a majority of its members, and its determinations shall be final and conclusive for all purposes and upon all persons, including, but without limitation, the Company, the Participants and their respective successors in interest.

SECTION 3.  ELIGIBILITY AND PARTICIPATION

Participation in the Plan shall be limited to Participants. On the date specified in Section 5, each Participant shall receive shares of Common Stock equal in value (the "Specified Stock Value") to two-thirds of that Participant's annual retainer fees. The Common Stock received pursuant to this Plan shall be received in lieu of the equivalent value of annual retainer fees paid in cash.

SECTION 4.  COMMON STOCK SUBJECT TO THE PLAN

The stock offered under the Plan shall be shares of Common Stock and may be unissued shares or shares now held or subsequently acquired by the Company as treasury shares, as the Board may from time to time determine. The total number of shares of Common Stock initially reserved and available for distribution under the Plan shall be 20,000, subject to adjustment as herein provided ("Total Available Shares").
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In the event of any merger, reorganization, consolidation, recapitalization,
Common Stock dividend, Common Stock split or other change in corporate structure affecting the Common Stock, the Board, in its sole discretion, shall make such modifications, substitutions or adjustments as it deems necessary to reflect such change so as to prevent the dilution or enlargement of rights, including, but not limited to, modifications, substitutions or adjustments in the aggregate number of shares reserved for issuance under the Plan.

SECTION 5.  ISSUANCE OF SHARES

Shares of Common Stock shall be issued annually under the Plan on the date of the annual meeting of the shareholders of the Company. The number of shares of Common Stock to be received by a Participant under the Plan shall be equal to the Specified Stock Value divided by the closing price of the Common Stock as reported in the Wall Street Journal (or in such other source as the Board deems reliable) for the last market trading day prior to the annual meeting of the shareholders of the Company.

All shares issued under the Plan, including fractional shares, shall be held in a book-entry account with the Company's transfer agent unless the Board designates another person to act in that capacity. Participants may in the alternative elect to receive a stock certificate representing the number of whole shares acquired by notifying the Corporate Secretary of the Company in writing. The Company will make a cash payment to the Participants for any fractional share in lieu of issuing a stock certificate.

Common Stock acquired under this Plan shall be subject to such other conditions and restrictions, if any, as the Board may determine.

SECTION 6.  ADDITIONAL PROVISIONS

The Board may, at any time, amend, alter or discontinue the Plan, but no amendment, alteration or discontinuance shall be made which would impair the rights of a Participant with respect to shares of Common Stock previously distributed to such Participant under the Plan, without the Participant consent, or which, would cause the Plan not to comply with Rule 16b-3.

With respect to persons subject to Section 16 of the Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 regardless of whether such conditions are set forth in the Plan. To the extent any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

Every recipient of shares pursuant to this Plan shall be bound by the terms and provisions of this Plan, and the acceptance of any transfer of shares pursuant to this Plan shall constitute a binding agreement between the recipient and the Company.

SECTION 7.  DURATION OF THE PLAN

The Original Plan was approved unanimously by the Board on January 29, 1998. The Amended and Restated Plan was approved unanimously by the Board on January 27, 2000.

                                    THREE-FIVE SYSTEMS, INC.

                                    /s/Jeffrey D. Buchanan
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                                    Jeffrey D. Buchanan, Secretary


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